UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM N-8A


    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                      INVESTMENT COMPANY ACT OF 1940


   The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name: Blankinship Funds, Inc.

Address of Principal Business Office (No. & Street, City State, Zip Code):
1210 South Huntress Court, McLean, VA 22102

Telephone Number (including area code): 703-356-6121

Name and address of agent for service of process:
Rex Blankinship, 1210 South Huntress Court McLean, VA 22102

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:   YES [X]   NO [ ]


 Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of McLean and state of Virginia on the 27th day of June, 2003.



          (SEAL)



  Blankinship Funds, Inc.      By:  /s/ Rex Blankinship
                                  -----------------------------
                                    Rex Blankinship, President


                           Attest: /s/ Janet L. Barnes
                                  --------------------------------
                                    Janet L. Barnes, Vice-President